Exhibit 16.01

July 6, 2015

Securities and Exchange Commission

100 F Street NE

Washington, D.C. 20549

RE:     StationDigital Corporation

We have read the statements that we understand StationDigital Corporation will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

Very truly yours,

/s/ De Joya Griffith, LLC

De Joya Griffith, LLC

Certified Public Accountants